EXHIBIT 23


                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Brinker International, Inc.:


We consent to incorporation by reference in Registration Statement Nos. 33-61594, 33-56491, 333-02201, 333-93755, and
333-42224 on Form S-8 and 333-74902 on Form S-3 of Brinker International, Inc. of our report dated July 31, 2002, except for Note 13, as to which the date is August 6, 2002, relating to the consolidated balance sheets of Brinker International, Inc. and subsidiaries as of June 26, 2002 and June 27, 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 26, 2002, which report is incorporated by reference in the June 26, 2002 annual report on Form 10-K of Brinker International, Inc.



                                   /KPMG LLP




Dallas, Texas
September 20, 2002